Exhibit 99.3

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

January 12, 2005

Pinnacle Entertainment Receives Key Approvals from Missouri Gaming Commission

LAS VEGAS, January 12, 2005 –Pinnacle Entertainment, Inc. (NYSE: PNK) obtained several key approvals today from the Missouri Gaming Commission regarding the Company’s Laclede’s Landing casino project.

The Commission unanimously approved the location of the casino portion of the Laclede’s Landing project, finding the site to be within 1,000 feet of the main channel of the Mississippi River, as required by Missouri statute. Also approved were Pinnacle’s request for continuous docking at this site and the Company’s exterior design for the casino portion of the project, which by Missouri law must reflect the state’s riverboat history.

Today’s action follows the Commission’s September 2004 selection of Pinnacle for priority investigation in connection with the Company’s two casino and related development proposals for St. Louis City and County. The Commission has the ultimate authority to issue gaming licenses in Missouri, and these approvals are important steps toward potential licensure.

“These approvals are important milestones for our downtown St. Louis project,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment. “We can now move ahead and finalize our design plans for Laclede’s Landing, and we will continue to work with the Commission and the City of St. Louis as our plans develop. We will move forward with all deliberate speed, pursuant to our redevelopment agreement with the City of St. Louis, to create a dynamic entertainment center in the heart of the City in early 2007.”

Pinnacle Entertainment was selected for two St. Louis area projects in 2004 by the City and County of St. Louis in a competitive bid process which included applications from four gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company having adequate funding and cash flows to complete future projects, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, construction-related factors that could prevent the Company from completing its construction and development projects within budget and on time. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.